                                                        Exhibit 17b

Date: March 1, 2006

Mr. Brian Bonar
Chief Executive Officer and Director
Dalrada Financial Corporation.
9449 Balboa Avenue, Suite 211
San Diego, CA 92123

Via Fax: (858) 277-5379                               Pages including cover: 1

Dear Mr. Bonar

Please let this letter be official notice of my resignation from the Board of Directors of Dalrada Financial Corporation for personal reasons, effective immediately.

/s/ Steven J. Fryer
________________________
Steven J. Fryer